Exhibit 10.1

EXECUTION VERSION

TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT is entered into as of April 2, 2015 among VENOCO, INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as defined herein), the APOLLO LENDER (as defined herein) and the MAST LENDER (as defined herein).

PRELIMINARY STATEMENTS:

A.            The Borrower has requested that the Lender (as defined herein) provide a term loan facility, and the Apollo Lender and the Mast Lender have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

B.            Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

C.            As used herein, the term “Lender” shall mean either each Lender individually or all of the Lenders collectively, as the context may require.  Payments made to the Apollo Lender shall be allocated by the Borrower among the entities listed in Column A of Table A of Schedule II hereto in proportion to the percentage of the outstanding principal amount of the Loan that such Lender holds on such date.  Payments made to the Mast Lender shall be allocated by the Borrower among the entities listed in Column A of Table B of Schedule II hereto in proportion to the percentage of the outstanding principal amount of the Loan that such Lender holds on such date.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1.  The Facility.

(a)                                 The Commitment.  Subject to the terms and conditions set forth herein, the Apollo Lender agrees to make a single loan to the Borrower on the Closing Date in an aggregate principal amount equal to $55,474,071.5 (the “Apollo Loan”) and the Mast Lender agrees to make a single loan to the Borrower on the Closing Date in an aggregate principal amount equal to $19,525,928.5 (the “Mast Loan” and together with the Apollo Loan, the “Loan”).  The Apollo Loan shall be allocated among the Apollo Lenders.  The Mast Loan shall be allocated among the Mast Lenders.  On the Closing Date, the aggregate principal amount of the Loan shall be $75,000,000.  The proceeds of the Loan will be made available to the Borrower by the Lender by wire transfer to the Collateral Account. Amounts borrowed under this Section 1(a) and repaid or prepaid may not be reborrowed.  The Loan may be a Base Rate Loan or a Eurodollar Rate Loan, as further provided herein.

(b)                                 Borrowings, Conversions, Continuations.  The Borrower may request that the Loan be (i) made as or converted to a Base Rate Loan by irrevocable notice to be received by the Lender not later than 1:00 P.M. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, a

Eurodollar Rate Loan by irrevocable notice to be received by the Lender not later than 1:00 P.M. three Business Days prior to the Business Day of the borrowing, continuation or conversion.  Subject to the following paragraph, if the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of a Eurodollar Rate Loan, the Borrower shall be deemed to have requested that the Loan be continued as a Eurodollar Rate Loan with a one month interest period.  If the Borrower requests that the Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, then, subject to the following paragraph, the Borrower shall be deemed to have selected an Interest Period of one month with respect to such Loan.  Notices pursuant to this Section 1(b) may be given by telephone if promptly confirmed in writing.

Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period therefor.  During the existence of a Default, the Loan may not be converted to or continued as a Eurodollar Rate Loan without the consent of the Lender.

(c)                                  [Reserved].

(d)                                 Interest; Computations.  At the option of the Borrower, the Loan shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Rate; or (ii) the Base Rate plus the Applicable Rate.

The Borrower promises to pay interest (i) for any Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of the Loan to a Base Rate Loan, and (ii) for any Base Rate Loan, on the last Business Day of each calendar quarter.  The Borrower further promises to pay all accrued and unpaid interest on the Loan on the Maturity Date.

If any amount of principal of the Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Upon the request of the Lender, while any Event of Default exists (other than as set forth in the previous two sentences), the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts shall be payable on demand.

All computations of interest for a Base Rate Loan (including a Base Rate Loan determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(e)                                  Evidence of Loan.  The Loan and all payments thereon shall be evidenced by the Lender’s loan accounts and records.  Such loan accounts and records shall be conclusive absent manifest error of the amount of the Loan and payments thereon.  Any failure to record the Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loan.

(f)                                   Repayment; Payments Generally.  The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Loan outstanding on such date.

The Borrower shall make all payments required hereunder not later than 4:00 p.m. on the date of payment in immediately available funds in Dollars at the office of the Lender located at such address as the Lender may from time to time notify the Borrower in writing (the “Lending Office”); provided that at any given time the Apollo Lender and the Mast Lender shall not have more than one Lending Office each.  All payments received by the Lender after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

If any payment to be made by the Borrower hereunder shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof.  The Borrower shall reimburse the Lender, within 30 days after demand, for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

All repayments of the Loan hereunder shall be made to the Apollo Lender and the Mast Lender in proportion to the percentage of the outstanding principal amount of the Loan that such Lender holds on such date.

(g)                                  Prepayments.  The Borrower may, upon one Business Day’s notice, in the case of a Eurodollar Rate Loan, and upon same-day notice in the case of a Base Rate Loan, prepay the Loan on any Business Day; provided that, in the case of a prepayment of a Eurodollar Rate Loan, the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment.  Prepayments of the Loan must be accompanied by a payment of interest on the amount so prepaid.  All prepayments shall be made to the Apollo Lender and the Mast Lender in proportion to the percentage of the outstanding principal amount of the Loan that such Lender holds on such date.  Prepayments of (i) a Eurodollar Rate Loan must be in a principal amount of a whole multiple of $500,000, and (ii) a Base Rate Loan must be in a principal amount of a whole multiple of $100,000 or, in each case, if less, the entire principal amount of the Loan then outstanding.  The Borrower may, without limitation, make any such prepayment by directing the Lender in the notice described above to apply the funds on deposit in the Collateral Account (or a specified portion thereof) to repayment of the Loan, and in such case any such prepayment shall be deemed to have been made in the amount so specified on the date specified in such notice.

Section 2.  Conditions Precedent to the Loan.

(a)                                 The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent:

(i)                                     Receipt by the Lender of the following items, each in form and substance satisfactory to the Lender:

(A)                               executed counterparts of this Agreement, duly executed and delivered by the parties hereto;

(B)                               executed counterparts of the Account Control Agreement, duly executed and delivered by the Borrower and the Intermediary;

(C)                               executed copies of the First Lien Indenture, the Second Lien Indenture and the Notes;

(D)                               Permitted Collateral with a value of not less than the Required Collateral Amount, calculated after giving effect to the making of the Loan on the Closing Date;

(E)                                evidence that the Liens created hereunder have been perfected;

(F)                                 (i) a true, correct and complete copy of resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the secretary or an assistant secretary of the Borrower and (ii) the Organization Documents of the Borrower and each of the Guarantors as in effect on the Closing Date, certified by the secretary or assistant secretary of the Borrower or the applicable

Guarantor as of the Closing Date, with, in the case of the Borrower, the certificate of incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(G)                               A good standing certificate dated as of a recent date for the Borrower and each Guarantor from the secretary of state of such Person’s state of organization;

(H)                              a certificate signed by a Responsible Officer of the Borrower, dated as of the date hereof, stating that (i) the representations and warranties in Section 3 delivered on the date hereof are true and correct in all material respects (except for representations and warranties which are qualified by a materiality qualifier, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); (ii) no Default or Event of Default exists or shall result from such issuance of the Loans and the proposed or actual use of the proceeds of the issuance of the Loans; and (iii) except as disclosed in SEC Filings, since December 31, 2013 there has occurred no event or circumstance (other than changes in commodity prices) that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(I)                                   a favorable opinion of Bracewell & Giuliani LLP, counsel to the Loan Parties, addressed to the Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request.

(ii)                                  Consummation of the transactions contemplated by the Note Purchase and Exchange Agreement to occur on the Closing Date.

(iii)                               Payment of the Existing Indebtedness in full substantially contemporaneously with the consummation of the funding of the Loan, and after giving effect to the foregoing, the Borrower and Guarantors do not have any debt for borrowed money outstanding other than (1) the First Lien Notes (as defined in the Note Purchase and Exchange Agreement), (2) the Initial Second Lien Notes (as defined in the Note Purchase and Exchange Agreement), (3) the Loan and (4) the Existing Notes (other than the Subject Notes).

(iv)                              All government and third party approvals (including any consents) necessary in connection with continuing operations of the Borrower and its Subsidiaries and the transactions contemplated by the Loan Documents shall have been obtained and be in full force and effect. No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any order, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the transactions contemplated by the Loan Documents.

(v)                                 Payment in cash in full by the Borrower of all fees, costs and expenses owed pursuant to this Agreement or otherwise agreed in writing by the parties hereto, in each case to the extent then due and payable on the Closing Date and for which an invoice has been received by the Borrower at least one Business Day before the Closing Date.

Section 3.  Representations and Warranties.  The Borrower and, in the case of clause (d) only each other Loan Party, represents and warrants to the Lender on the Closing Date that:

(a)                                 Existence, Qualification and Power.  The Borrower (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party; except in each case referred to in clause (ii)(A), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party (i) have been duly authorized by all necessary organizational action, and (ii) do not and will not (A) contravene the terms of the Borrower’s Organization Documents; (B) conflict with or result in any breach or contravention of any Material Contract; or (C) violate any Law applicable to the Borrower or its property, except in each case referred to in clauses (ii)(B) and (C), to the extent that any such breach, contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, (ii) the grant by the Borrower of the Liens pursuant to the Loan Documents or (iii) the perfection or maintenance of the Liens created under the Loan Documents (including the first priority nature thereof) except for (A) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) authorizations, approvals, actions, notices and filings which are not required by the express terms of the Loan Documents to be taken or delivered by the Borrower as of the Closing Date.

(d)                                 Binding Effect.  This Agreement and each other Loan Document to which it is a party has been duly executed and delivered by it.  This Agreement and each other Loan Document to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

(e)                                  Litigation.                                    Except as disclosed in the SEC Filings, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Guarantor or any of their respective Properties which (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (ii) if determined adversely to the Borrower or any Guarantor, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(f)                                   Compliance with Laws and Agreements.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which it is a party do not and will not (a) contravene the terms of any of the Borrower’s or any Guarantor’s Organization Documents, (b) conflict with or result in any breach, or contravention of any document evidencing any Contractual Obligation to which the Borrower or any Loan Party is a party, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower, any other Loan Party or any of their material property is subject or (c) violate any Requirement of Law, except, in the case of clauses (b) and (c) as would not reasonably be expected to have a Material Adverse Effect.

(g)                                  Solvency.  The Borrower and its Subsidiaries, on a consolidated basis, are Solvent, and, upon the consummation of the transactions contemplated hereby, the Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

(h)                                 No Event of Default.  No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(i)                                     Margin Regulations; Investment Company Act.

(i)                                     The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of the proceeds of the Loan will be used by the Borrower or any Subsidiary to purchase or carry margin stock (within the meaning of Regulation U issued by the FRB).

(ii)                                  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(j)                                    Disclosure.  No report, financial statement, certificate or other written information (other than third-party data and information of a general nature made available in any electronic data room) furnished by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains, as of the date such information was furnished (or, if such information expressly relates to an earlier date, such earlier date) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading taken as a whole; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts are estimates and are subject to significant uncertainties and contingencies, and that actual results during the period or periods covered by any such forecasts may differ significantly from the projected results and such differences may be material).

(k)                                 Title to Collateral.  The Borrower owns the Collateral free and clear of any and all Liens or claims of others except for Liens in favor of the Lender created by the Loan Documents.  The Borrower has not granted “control” (within the meaning of the UCC) over the Collateral Account or any other Collateral to any Person, other than the Lender.

(l)                                     Perfected First Priority Liens.  The security interests granted pursuant to this Agreement and any other Loan Document, upon completion of the filing of financing statements describing the Collateral in the office of the Secretary of State of the State of Delaware, and the taking of all applicable actions in respect of creation, attachment, perfection or priority contemplated by Section 4(h) in respect of Collateral in which a security interest cannot be perfected by the filing of a financing statement, will constitute valid perfected security interests in all of the Collateral in favor of the Lender as collateral security for the Obligations.

(m)                             Required Collateral Amount.  After giving effect to the Loan, the aggregate value of Permitted Collateral held in the Collateral Account is greater than or equal to the Required Collateral Amount.

(n)                                 Collateral Account.  The Collateral Account shall be a “Deposit Account”, as such term is defined in Article 9 of the UCC.

(o)                                 Borrower’s Legal Name; Jurisdiction of Organization; Chief Executive Office; Taxpayer Identification Number.  The Borrower’s exact legal name is set forth on the signature page hereof.  The Borrower’s jurisdiction of organization and type of organization are specified on Schedule I hereto.

Section 4.  Affirmative Covenants.  So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower shall:

(a)                                 Notices.  Promptly notify the Lender:

(i)                                     of the occurrence of any Default; and

(ii)                                  of any matter that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice pursuant to this Section 4(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 4(a)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 Corporate Existence.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

(e)                                  Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with its Organization Documents and all requirements of Law with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f)                                   Future Subsidiary Guarantees. The Borrower shall cause each Person that is or becomes a Guarantor under the First Lien Indenture or the Second Lien Indenture to become a Guarantor hereunder by agreeing in writing to be bound as a Guarantor hereunder pursuant to an instrument reasonably satisfactory to the Lender.

(g)                                  Required Collateral Amount.

(i)                                     The Borrower shall maintain the Collateral Account at all times that any portion of the Loan shall remain outstanding and the Collateral Account shall at all times constitute a “Deposit Account”, as such term is defined in Article 9 of the UCC.

(ii)                                  The Borrower shall, at all times, maintain Permitted Collateral in the Collateral Account with an aggregate value greater than or equal to 100% of the outstanding principal amount of the Loan (the “Required Collateral Amount”).

(iii)                               If, at any time, the Required Collateral Amount exceeds the aggregate value of Permitted Collateral held in the Collateral Account, the Borrower shall promptly deposit additional Permitted Collateral into the Collateral Account to eliminate such excess.

(iv)                              Upon any prepayment or repayment of the Loan the Borrower shall be permitted to liquidate and/or withdraw Collateral from the Collateral Account in an amount up to such prepayment; provided, that after such withdrawal, the aggregate value of Permitted Collateral held in the Collateral Account shall be greater than or equal to the Required Collateral Amount, as calculated after giving effect of such prepayment of the Loan.  In the event that the Borrower shall elect to make such a withdrawal or request, the Lender shall direct the Intermediary to liquidate the applicable Collateral and remit the proceeds to the Borrower.

(v)                                 If, at any time, the aggregate value of Permitted Collateral held in the Collateral Account exceeds 100% of the principal amount of the Loan outstanding at such time, then, upon the request of the Borrower, provided no Default or Event of Default has occurred and is continuing, the Lender shall direct the Intermediary to pay and transfer to the Borrower cash, to the extent available, in the Collateral Account in an amount equal to such excess.

(vi)                              Notwithstanding anything herein to the contrary, on the Collateral Release Effective Date, the Lender shall direct the Intermediary to pay and transfer to the Borrower all the available cash in the Collateral Account.

(h)                                 Perfection of Security Interest in Collateral.  The Borrower shall maintain the security interests created by the Loan Documents as perfected first priority security interests subject to no other Liens, and shall defend such security interests against the claims and demands of all Persons.  The Borrower further agrees to take all action reasonably requested by the Lender to ensure the attachment, perfection and priority of the security interest in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC, to the extent, if any, that the Borrower’s signature thereon is required therefor; and (ii) complying with any provision of any statute, law, regulation or treaty of the United States, including the Uniform Commercial Code of any applicable jurisdictions as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of the Lender’s security interest in such Collateral.

(i)                                     Further Assurances.  Promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Collateral to the Liens now or hereafter intended to be covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created under any of the Loan Documents and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

Section 5.  Negative Covenants.  So long as principal of and interest on the Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied, the Borrower shall not:

(a)                                 Use of Proceeds.  Use the proceeds of the Loan, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(b)                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than the Lien created in favor of the Lender pursuant to the Loan Documents.

(c)                                  Disposition of Collateral.  Make any Disposition of Collateral or enter into any agreement to make any Disposition of Collateral, except as expressly permitted by Section 4(g)(iv).

(d)                                 Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on the Collateral.

(e)                                  Change in Name, etc.  Except upon 3 days’ prior written notice to the Lender (or such lesser period to which the Lender may agree in writing), (i) change its type of organization or jurisdiction of organization, or (ii) change its name.  Promptly following such notice to the Lender, the Borrower shall deliver to the Lender all executed documents reasonably requested by the Lender to maintain the validity, perfection and priority of the security interests provided for or required herein or in any other Loan Document.

(f)                                   Collateral Account.  Other than as contemplated by Section 4(g)(iii), deposit or permit the deposit of any funds into the Collateral Account other than the proceeds of the Loan.

Section 6.  Security.

(a)                                 Grant of Security.  To secure the prompt payment in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations (including in the case of each Guarantor, its obligations pursuant to

Section 9), the Borrower hereby grants to the Lender a continuing security interest in, and a right to set off against, any and all right, title and interest of the Borrower in and to the Collateral Account, all other amounts maintained in the Collateral Account and all other Collateral.

(b)                                 Exercise of Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Lender may, at the Lender’s option, exercise all the rights and remedies of a secured party under the UCC or otherwise available to the Lender under applicable Law.

(c)                                  Application of Proceeds.  Unless otherwise specified herein, any cash proceeds received by the Lender from the sale of, collection of, or other realization upon any part of the Collateral or any other amounts received by the Lender hereunder may be, at the discretion of the Lender (i) held by the Lender as cash collateral for the Obligations or (ii) applied to the Obligations in such order as the Lender may determine.  Any surplus cash collateral or cash proceeds held by the Lender after payment in full of the Obligations shall be paid over to the Borrower or to whomever may be lawfully entitled to receive such surplus.

(d)                                 Reinstatement.  The obligations of the Borrower under this Section 6 shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Obligations is rescinded or otherwise must be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other obligor or otherwise, all as though such payment had not been made.

Section 7.  Events of Default.  The following are “Events of Default”:

(a)                                 The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of the Loan, or (ii) pay within five days after the same becomes due, any interest on the Loan or any fee due hereunder, or (iii) pay within ten days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 4(d), 4(g) or 5; or

(c)                                  Any Loan Party fails to perform or observe any other covenant or agreement in any Loan Document on its part to be performed or observed (not specified in Sections 7(a) or 7(b) above) and such failure continues for 30 days after the earlier to occur of (i) notice thereof from the Lender to the Borrower or (ii) a Responsible Officer of the Borrower becomes aware of any such failure; or

(d)                                 (i) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or

(e)                                  Failure by the Borrower or any of its Subsidiaries to pay final judgments aggregating in excess of $20,000,000 (net of any amounts with respect to which a reputable creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment); or

(f)                                   (i) Any Loan Party pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences a voluntary case or proceeding;

(B)                               consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding;

(C)                               consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)                               makes a general assignment for the benefit of its creditors; or

(E)                                consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it;

or takes any comparable action under any foreign laws relating to insolvency; or

(ii)                                  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                               is for relief against any Loan Party in an involuntary case;

(B)                               appoints a Custodian of any Loan Party or for any substantial part of its property; or

(C)                               orders the winding up or liquidation of any Loan Party;

or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 days; or

(g)                                  (i) Default shall be made with respect to any indebtedness incurred under the First Lien Indenture or the Second Lien Indenture if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such indebtedness (or any trustee on behalf of such holder or obligee) to accelerate, the stated maturity of such indebtedness; or (ii) any amount of principal or interest of any indebtedness incurred under the First Lien Indenture or the Second Lien Indenture, in each case regardless of amount, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such indebtedness);

(h)                                 Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(i)                                     The Lender shall cease to have a valid, perfected, first priority Lien on the Collateral for any reason.

Upon the occurrence of an Event of Default, the Lender may (i) declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived, and (ii) liquidate the Collateral and apply the proceeds thereof to repay the Loan; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

Section 8.  Yield Protection and Illegality.

(a)                                 The Borrower shall be obligated to pay to the Lender all Breakage Costs.

(b)                                 If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower, (i) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (A) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert any Eurodollar Rate Loan to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (B) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until the Lender determines that it is no longer illegal  for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c)                                  If the Lender determines, in its sole discretion, that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower.  Thereafter, (A) the obligation of the Lender to make or maintain a Eurodollar Rate Loan shall be suspended, and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a Eurodollar Rate Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(d)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender,

(ii)                                  subject the Lender to any taxes (other than taxes imposed on the Lender’s income, and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii)                               impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender,

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining a Loan (or of maintaining its obligation to make such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(e)                                  If the Lender determines that any Change in Law affecting the Lender or its Lending Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender hereunder or the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s or the Lender’s holding company for any such reduction suffered.

(f)                                   A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 8(d) or 8(e) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay to the Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(g)                                  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of Section 8(d) or 8(e) shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(h)                                 All of the Borrower’s obligations under this Section 8 shall survive termination of this Agreement and repayment of the Obligations.

Section 9.  Subsidiary Guarantee.

(a)                                 Guarantee.

Each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to Lender the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all monetary Obligations of the Borrower under this Agreement.  Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 9(a) notwithstanding any extension or renewal of any Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Borrower of any of the Obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Obligations.  The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person under this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other Loan Document; (iv) the failure of the Lender to exercise any right or remedy against any other Guarantor; or (v) any change in the ownership of the Borrower.

Each Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection).

Except as expressly set forth in Section 9(b), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other Loan Document, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Borrower has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Lender, forthwith pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law) and except as provided in Section 9(b).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Lender, on the other hand, (x) the maturity of the Obligations Guaranteed hereby may be accelerated as provided in this Agreement for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations Guaranteed hereby and (y) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Subsidiary Guarantee.

Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in enforcing any rights under this Section 9(b).

(b)                                 Limitation on Liability; Termination, Release and Discharge.

(i)                                     The obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations hereunder, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(ii)                                  The Subsidiary Guarantee of a Guarantor will be deemed released and the Guarantor will be relieved of its obligations under this Agreement and its Subsidiary Guarantee without any further action required on the part of the Borrower or such Guarantor upon the indefeasible payment in full of the Obligations.

(c)                                  Limitation of Guarantors’ Liability.  Each Guarantor, and by its acceptance hereof the Lender, hereby confirms that it is the intention of all such parties that the Guarantee by such Guarantor pursuant to its Subsidiary Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.  To effectuate the foregoing intention, the Lender and each Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to Section 9(d) hereof, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting such a fraudulent conveyance or fraudulent transfer.  This Section 9(c) is for the benefit of the creditors of each Guarantor.

(d)                                 Contribution.  In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Subsidiary Guarantee, such Funding Guarantor will be entitled to a contribution from each other Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Borrower’s obligations with respect to the Loan or any other Guarantor’s obligations with respect to its Subsidiary Guarantee.

Section 10.  Miscellaneous.

(a)                                 All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP.

(b)                                 Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c)                                  Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(d)                                 No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lenders holding a majority of the outstanding principal amount of the Loan; provided that (a) as long as the Apollo Lender holds any portion of the Loan, no amendment, waiver or consent shall be effective without the consent of the Apollo Lender and (b) as long as the Mast Lender holds any portion of the Loan, no amendment, waiver or consent shall be effective without the consent of the Mast Lender.  Any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(e)                                  Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile to the address provided from time to time by such party.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Section 1(b) hereof shall be effective only upon receipt.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(f)                                   The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(g)                                  This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder without the prior written consent of the Lender.  The Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any other Person with the consent of the Borrower; provided that no such consent shall be required if the assignment is to an Affiliate of such Lender, (ii) grant to any other Person participating interests in all or part of its rights and obligations hereunder without notice to the Borrower, and (iii) pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (provided that no such pledge or assignment referred to in this clause (iii) shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto).

(h)                                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.

(i)                                     The Borrower shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(j)                                    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(k)                                 All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(l)                                     The agreements in this Section and the indemnity provisions of Section 10(i) shall survive the termination of this Agreement and the repayment, satisfaction or discharge of the Obligations.

(m)                             To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises any right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

(n)                                 If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(o)                                 All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the making of the Loan, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

(p)                                 This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(q)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(r)                                    THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(s)                                   EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10(R).  EACH

OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(t)                                    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10(E).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(u)                                 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(v)                                 The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”).

(w)                               THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VENOCO, INC., AS BORROWER

By:
Name:
Title:

Signature Page to Term Loan and Security Agreement

GUARANTORS

WHITTIER PIPELINE CORPORATION

By:
Name:
Title:

TEXCAL ENERGY (LP) LLC

By: Venoco, Inc., its Manager

By:
Name:
Title:

TEXCAL ENERGY (GP) LLC

By: Venoco, Inc., its Manager

By:
Name:
Title:

TEXCAL ENERGY SOUTH TEXAS L.P.

By: TexCal Energy GP LLC, as general partner

By: Venoco, Inc., its Manager

By:
Name:
Title:

Signature Page to Term Loan and Security Agreement

APOLLO CENTRE STREET PARTNERSHIP, L.P., as Lender

By: APOLLO CENTRE STREET ADVISORS (APO DC), L.P., its general partner

By: APOLLO CENTRE STREET ADVISORS (APO DC-GP), LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT OPPORTUNITY TRADING FUND III, as Lender

By: APOLLO CREDIT OPPORTUNITY FUND III LP, its general partner

By: APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC, its investment manager

By:
Name: Joseph D. Glatt
Title: Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P., as Lender

By: APOLLO FRANKLIN ADVISORS (APO DC), L.P., its general partner

By: APOLLO FRANKLIN ADVISORS (APO DC-GP), LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

Signature Page to Term Loan and Security Agreement

APOLLO INVESTMENT CORPORATION, as Lender

By: APOLLO INVESTMENT MANAGEMENT L.P., its Investment Advisor

By: ACC MANAGEMENT, LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P., as Lender

By: APOLLO SK STRATEGIC ADVISORS GP, L.P., its general partner

By: APOLLO SK STRATEGIC ADVISORS, LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P. , as Lender

By: APOLLO SVF MANAGEMENT, L.P., its investment manager

By: APOLLO SVF MANAGEMENT GP, LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

Signature Page to Term Loan and Security Agreement

APOLLO SPN INVESTMENTS I (CREDIT), LLC, as Lender

By:
Name: Joseph D. Glatt
Title: Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P., as Lender

By: APOLLO ZEUS STRATEGIC ADVISORS, L.P., its general partner

By: APOLLO ZEUS STRATEGIC ADVISORS, LLC, its general partner

By:
Name: Joseph D. Glatt
Title: Vice President

Signature Page to Term Loan and Security Agreement

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED, as Lender

By:
Name: Adam Kleinman
Title: Authorized Signatory

MAST OC I MASTER FUND LP, as Lender

By: MAST OC I IA LLC, its general partner

By:
Name: Adam Kleinman
Title: Authorized Signatory

MAST SELECT OPPORTUNITIES MASTER FUND LP, as Lender

By: MAST SELECT OPPORTUNITIES GP, LLC, its general partner

By:
Name: Adam Kleinman
Title: Authorized Signatory

Signature Page to Term Loan and Security Agreement

EXHIBIT A

DEFINITIONS

Account Control Agreement:	The Deposit Account Control Agreement dated as of April 2, 2015 by and among the Borrower, as Debtor, the Lender, as Secured Party and Vectra Bank Colorado, N.A., as Bank.

Act:	Has the meaning set forth in Section 10(v).

Adjusted Net Assets:

Of a Guarantor at any date, the amount by which the fair value of the properties and assets of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Guarantee hereunder, of such Guarantor at such date.

Affiliate:	With respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

Agreement:	This Term Loan and Security Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Apollo Lender:	The entities listed in Column A of Table A of Schedule II hereto, either individually or collectively as the context may require.

Apollo Loan:	Has the meaning set forth in Section 1(a).

Applicable Rate:

An applicable percentage per annum equal to (a) in the case of a Eurodollar Rate Loan, 3.00% and (b) in the case of a Base Rate Loan, 2.00%; provided that, upon the occurrence of the Collateral Release Election Date, the Applicable Rate shall be an applicable percentage per annum equal to (a) in the case of a Eurodollar Rate Loan, 13.00% and (b) in the case of a Base Rate Loan, 12.00%.

Bankruptcy Law:	Title 11, United States Code or any similar Federal or state law for the relief of debtors.

Base Rate:

For any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Borrower:	Has the meaning set forth in the preamble hereto.

Breakage Costs:

Any loss, cost or expense incurred by the Lender (excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make the Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert a Eurodollar Rate Loan on a date or in the amount notified by the Borrower. A certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.

Business Day:

Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lending Office is located or the State of New York and, if such day relates to a Eurodollar Rate Loan, means any such day that is also a London Banking Day.

Capital Stock:

(a)     In the case of a corporation, corporate stock;

(b)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

Cash Equivalents:

Any of the following types of investments:

(a)     readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)     time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)     commercial paper issued by any Person organized under the laws of any state of the United States of America or any other jurisdiction acceptable to the Lender, and in each case (i) rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and with maturities of not more than 24 months from the date of acquisition thereof or (ii) rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, and with maturities of not more than 90 days from the date of acquisition thereof; and

(d)     investments, classified in accordance with GAAP as current assets of the Borrower, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

Change in Law:

The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Closing Date:	The first date all the conditions precedent in Section 2(a) are satisfied or waived in accordance with Section 10(d).

Collateral:	The Collateral Account, all assets and property maintained therein and all other “Collateral” as defined in the Account Control Agreement.

Collateral Account:	The “Account” as defined in the Account Control Agreement.

Contractual Obligation:

As to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Control:

The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Collateral Release Election Date:

The first date on which each of the following conditions shall have been satisfied: (i) the LLA Approval Date shall have occurred, (ii) the Borrower shall have delivered to Lenders, not later than 10 days following the LLA Approval Date, written notice of the occurrence of the LLA Approval Date, together with (A) evidence of the occurrence thereof and (B) a written notice of its election to exercise its right to have the amounts on deposit in the Collateral Account released to it, (iii) the Borrower shall have delivered to the Lenders (A) mortgages, (B) customary UCC-1 financing statements with authorization to file and (C) a customary legal opinion as to the validity and perfection of all security interests; (iv) the Lenders shall have caused the amounts on deposit in the Collateral Account to have been released to the Borrower in accordance with Section 4(g)(vi); (v) the Lenders and the Collateral Agent (as defined in the First Lien Indenture) shall have entered into a customary “pari passu” intercreditor agreement satisfactory to them; (vi) the Lenders shall have become party to the Intercreditor Agreement and the Obligations shall have become “First Lien Obligations” as defined therein; (vii) the Lenders shall have entered into a security agreement with the Borrower and the Guarantors in form and substance similar to the Security Agreement and acceptable to the Lenders and, in any event, granting the Lenders a security interest in all of the collateral described in the Security Agreement, as in effect on the date hereof; and (viii) the Leverage Ratio Condition shall have been satisfied. It is understood and agreed that the Borrower shall in no event be under any obligation to cause occurrence of the Collateral Release Election Date, and the steps described in clauses (iii), (iv), (v), (vi) and (vii) above shall occur substantially simultaneously, if at all.

Custodian:	Any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Debtor Relief Laws:

The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

Default Rate:

An interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

Disposition:

The sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

Dollar or $:	The lawful currency of the United States of America.

Domestic Subsidiary:	Any Subsidiary of the Borrower other than a Foreign Subsidiary.

Eurodollar Rate:

For any Interest Period, (i) the rate per annum determined by the Lender to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Lender to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that in no event shall the Eurodollar Rate be less than 1.00% per annum.

Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.

Event of Default:	Has the meaning set forth in Section 7.

Existing Indebtedness:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Existing Notes	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Federal Funds Rate

For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

First Lien Indenture:

The Indenture dated as of April 2, 2015 with respect to the 12.00% Senior Secured Notes due 2019, by and among the Borrower, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, as in effect on the date hereof.

Foreign Subsidiary:

Any Subsidiary of the Borrower that was not formed under the laws of the United States or any state of the United States or the District of Columbia and that conducts substantially all of its operations outside the United States.

FRB:	The Board of Governors of the Federal Reserve System of the United States.

GAAP:

Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority:

Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantors:

Each of:

(a)     Whittier Pipeline Corporation, TexCal Energy (LP) LLC, TexCal Energy (GP) LLC and TexCal Energy South Texas L.P.; and

(b)     any other Subsidiary of the Borrower that becomes a Guarantor in accordance with the provisions of this Agreement;

and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of this Agreement.

Guarantee:

A guarantee, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. When used as a verb, “guarantee” has a correlative meaning.

Indemnitee:	Has the meaning set forth in Section 10(i).

Intercreditor Agreement:	Has the meaning assigned to such term in the First Lien Indenture.

Intermediary:	Vectra Bank Colorado, N.A., in its capacity as “Bank” under the Account Control Agreement.

Interest Period:

For a Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine or twelve months thereafter, as selected by the Borrower in accordance with the terms hereof or such other period requested by the Borrower and consented to by the Lender; provided that:

(a)     any Interest Period that would otherwise end on a day that is not a

Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)     any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)     no Interest Period shall extend beyond the Maturity Date.

For any interest calculation with respect to a Base Rate Loan, the period commencing on the date such Base Rate Loan is disbursed or converted to or continued as a Base Rate Loan and ending on the date one month thereafter.

Interpolated Rate:

In relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)     the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)     the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

(c)     each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

Laws:

Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender:	The Apollo Lender, the Mast Lender and any other person that becomes a Lender hereunder pursuant to Section 10(g).

Lending Office:	Has the meaning set forth in Section 1(f).

Leverage Ratio Condition:

Calculated as of the last day of the most recently ended fiscal quarter:

(1) the Bank Consolidated Leverage Ratio shall not exceed 4.00 to 1.00;

(2) the ratio of Current Assets to Current Liabilities shall not be less than 1.00 to 1.00; provided, however, that for purposes of such ratio, assets or liabilities required by ASC 815 and ASC 410 shall be excluded from current assets and current liabilities, respectively;

(3) the Bank Consolidated Interest Coverage Ratio shall not be less than 1.75 to 1.00; and

(4) (I) the Bank Consolidated Leverage Ratio shall not exceed 3.75 to 1.00 or (II) the Bank Consolidated Secured Debt Leverage Ratio shall not exceed 2.00 to 1.00.

Unless otherwise defined herein, all capitalized terms in this definition shall have the meanings assigned to such terms in the First Lien Indenture.

LIBO Rate	Has the meaning set forth in the definition of “Eurodollar Rate.”

Lien:

Any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest. The term “Lien” shall include any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

LLA Approval Date:	Has the meaning assigned to such term in the First Lien Indenture.

Loan:	Has the meaning set forth in Section 1(a).

Loan Documents:

This Agreement, the Account Control Agreement, and each other document executed and delivered in connection with the Loan and with the granting, attachment and perfection of the Lender’s security interest in the Collateral.

Loan Parties:	The Borrower and the Guarantors.

London Banking Day:	Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Mast Loan:	Has the meaning set forth in Section 1(a).

Mast Lender:	The entities listed in Column A of Table B of Schedule II hereto, either individually or collectively as the context may require.

Material Adverse Effect:

(a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and the Guarantors, taken as a whole; (b) a material impairment of the ability of the Borrower or Guarantor to perform under any Loan Document and to avoid any Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or Guarantor of any Loan Document.

Material Contract:

(i) The First Lien Indenture and the Second Lien Indenture and (ii) any documents, agreements or instruments (a) to which any Loan Party is a party, and (b) which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.

Maturity Date:	The date that is six months following the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

Moody’s:	Moody’s Investors Service, Inc. and any successor thereto.

Note Purchase and Exchange Agreement:	Has the meaning assigned to such term in the First Lien Indenture.

Notes:	Has the meaning assigned to such term in the First Lien Indenture.

Obligations:

All advances to, and debts, liabilities, obligations, fees, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

Organization Documents:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Permitted Collateral:

Cash Equivalents owned by the Borrower which are held in the Cash Collateral Account and other funds on deposit in the Cash Collateral Account in which the Lender has a first priority perfected security interest.

Person:	Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Related Parties:

With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

Required Collateral Amount:	Has the meaning set forth in Section 4(g)(ii).

Requirement of Law:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Responsible Officer:

With respect to any Person, the chairman of the board, the chief executive officer, the president, any vice president, or the treasurer of such Person (or its general partner or other governing body, as applicable) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 2(a)(i)(F), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

S&P:	Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

SEC:	The Securities and Exchange Commission.

SEC Filings:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Second Lien Indenture:	Has the meaning assigned to such term in the First Lien Indenture.

Security Agreement:	Has the meaning assigned to such term in the First Lien Indenture.

Solvent:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Subject Notes:	Has the meaning assigned to such term in the Note Purchase and Exchange Agreement.

Subsidiary:

With respect to any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

Subsidiary Guarantee:	Any Guarantee by a Guarantor of the Borrower’s payment Obligations under this Agreement, including the Guarantee set forth in Section 10 hereof.

UCC:

The Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SCHEDULE I

CERTAIN BORROWER INFORMATION

Jurisdiction of Organization:	Delaware
Type of Organization:	Corporation

Schedule I to Term Loan and Security Agreement

SCHEDULE II

Table A

Column A	Column B	Column C
Apollo Lender	Percentage of Aggregate Principal Amount of Loan	Aggregate Principal Amount of Loan
Apollo Special Opportunities Managed Account, L.P.	7.7%	$5,807,702
Apollo Investment Corporation	23.2%	$17,364,380
Apollo Centre Street Partnership, L.P.	4.7%	$3,493,020
APOLLO SK STRATEGIC INVESTMENT, L.P.	1.7%	$1,245,590
Apollo SPN Investments I (Credit), LLC	2.0%	$1,531,650
Apollo Credit Opportunity Trading Fund III	30.1%	$22,606,593
Apollo Franklin Partnership, L.P.	0.9%	$671,892
Apollo Zeus Strategic Investments, L.P.	3.7%	$2,753,243
TOTAL	74.0%	$55,474,071.5

Table B

Column A	Column B	Column C
Mast Lender	Percentage of Aggregate Principal Amount of Loan	Aggregate Principal Amount of Loan
Mast Credit Opportunities I Master Fund Limited	5.6%	$4,181,962
Mast OC I Master Fund, L.P.	15.5%	$11,669,712.5
Mast Select Opportunities Master Fund L.P.	4.9%	$3,674,254
TOTAL	26.0%	$19,525,928.5

Schedule II to Term Loan and Security Agreement